Exhibit 10.4
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                                 AMENDMENT NO. 1
                              TO NOTE AGREEMENT FOR
                           7.54% SENIOR NOTES DUE 2011

                             SUBURBAN PROPANE, L.P.

                                                                   May 13, 1998

To each of the Holders of the
7.45% Senior Notes due 2011 of
Suburban Propane, L.P.

Ladies and Gentlemen:

     Suburban Propane, L.P. (the "COMPANY") has heretofore issued its 7.54% Senior Notes due June 30, 2011 (the "NOTES") in the aggregate principal amount of $425,000,000 under and pursuant to the Note Agreement, dated as of February 28, 1996, among the Company and the original purchasers of the Notes (the "NOTE AGREEMENT"). Terms used herein which are defined in the Note Agreement are used herein as so defined.

     The Company is desirous of amending the Note Agreement in certain respects and by this letter is soliciting the consent of the holders of the Notes thereto.

     Subject to the provisions of Section 3 hereof, the Note Agreement is amended as herein set forth.

     1. PARAGRAPH 6A. The second paragraph of paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

          Notwithstanding any of the provisions of this Agreement, the Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction pursuant to paragraph 50, paragraph 6B, clauses (vii) and
     (viii) of paragraph 6C, paragraph 6F, clauses (i) (b), (i) (c), (ii) (b) and (iii) of paragraph 6G and paragraph 6I, if the consummation of any such transaction would result in a violation of clause (ii) of this paragraph 6A, calculated for such purpose as of the date on which such transaction were to be consummated, both immediately before and after giving effect to the consummation of such transaction. All such calculations shall be made on a PRO FORMA basis in accordance with GAAP after giving effect to any such transaction, with the ratio recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such transaction had

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     occurred on the first day of the relevant four quarter period.

     2. PARAGRAPH 6E.  Subparagraph  6E(iii) of the Note Agreement is amended by
(i) deleting the word "and" at the end of clause (f), relettering clause (g) as clause (h), and inserting a new clause (g) as follows:

     (g) money market funds having assets of not less than $500,000,000; and

     3. PARAGRAPH 10B. The definitions of Consolidated EBITDA and Consolidated Net Income set forth in paragraph lOB of the Note Agreement are amended in their entirety to read, respectively, as follows:

          "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income for such period for the Company or the Division, as the case may be, computed in accordance with GAAP, PLUS, to the extent deducted in computing such Consolidated Net Income after excluding amounts attributable to minority interests in Subsidiaries and without duplication, the sum of (a) Consolidated Income Tax Expense, (b) Consolidated Interest Expense, (c) Consolidated Non-cash Charges, (d) restructuring charges (limited, in the case of cash restructuring charges, to $6,900,000 for any period which includes the fiscal quarter ended June 28, 1997, and to $5,000,000 for any subsequent period of twelve consecutive fiscal quarters) and (e) extraordinary losses during such period for the Company or the Division, as the case may be, MINUS, to the extent added in computing such Consolidated Net Income and without duplication, (i) interest income and (ii) extraordinary gains during such period. See paragraph 10C.

          "CONSOLIDATED NET INCOME" shall mean the net income of the Company and the Restricted Subsidiaries, or the Division, as the case may be, as determined on a consolidated basis in accordance with GAAP and after provision for minority interests and as adjusted to exclude (i) net after-tax extraordinary gains or losses, (ii) net after-tax gains or losses attributable to Asset Sales, (iii) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of cash dividends or distributions actually paid to the Company or any Restricted Subsidiary, (iv) the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation and (v) the cumulative effect of any changes in accounting principles. See paragraph 10C.


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     4.  PARAGRAPH  10C.  Paragraph  1OC of the Note  Agreement  is  amended  by inserting a new sentence at the end of clause (ii) thereof reading as follows:

          Furthermore, the ratio of Consolidated Total Indebtedness to EBITDA (and the constituent definitions thereof) shall be computed and calculated (in accordance with GAAP) in all events for any period on a PRO FORMA basis to give effect to acquisitions and dispositions of businesses occurring during such period as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

     5. EFFECTIVENESS. The amendments to the Note Agreement set forth above shall become effective upon receipt by the Company of counterparts of this letter executed by the Required Holders. The Company represents and warrants to the holders of the Notes that no Default or Event of Default exists and that in connection with this solicitation of the consents of the holders of the Notes it is in compliance with the provisions of paragraph 11C of the Note Agreement. The Company shall give notice of the effectiveness hereof to all of the holders of the Notes as provided in the Note Agreement.

     6. NOTE AGREEMENT. Except as expressly amended hereby, the Note Agreement shall continue in full force and effect in accordance with the provisions thereof.

     If you are in agreement with the foregoing, please sign the form of acceptance on an enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between us (subject to effectiveness as aforesaid).

                                                   SUBURBAN PROPANE, L.P.

                                                   By: ROBERT M. PLANTE
                                                       ----------------
                                                       Title:  Treasurer
The foregoing letter
Is hereby accepted:


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